EXHIBIT 99.1
IMMEDIATE RELEASE

Sharps Compliance Reports Fiscal 2020 Fourth Quarter Results
•Fourth quarter 2020 revenue of $12.6 million, an increase of 3% over prior year
•Fourth quarter 2020 customer billings of $13.5 million, an increase 6% over prior year
•Growth from all service lines; Improved gross margins to 33.3%
•Earnings of $2.2 million, or $0.13 per share
•Billings increased in several key markets including Retail at 54%, Home Healthcare at 14% and Assisted Living at 96%
•New Texas autoclave now operational increasing medical waste processing capacity from 10 to 18 million pounds; further expansion expected to be complete by October 2020 which will expand capacity to 27 million pounds per year
•Preparing for expected strong flu and potential COVID-19 immunization seasons through a significant increase in inventory of medical waste mailbacks and additional distribution facility space

HOUSTON, Texas, August 19, 2020 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the fourth quarter and fiscal year 2020, ended June 30, 2020.

Revenue in the fourth quarter of fiscal 2020 was $12.6 million, an increase of 3% compared to $12.2 million in the same prior year quarter. GAAP revenue was adversely impacted by a higher than expected net revenue deferral for the June 2020 quarter related primarily to the timing of mailback returns for treatment.

Customer billings increased 6% to $13.5 million for the fourth quarter compared to $12.7 million for the same prior year quarter. Fourth quarter 2020 gross margin increased to 33% compared to 32% in the fourth quarter of fiscal 2019. SG&A increased 7% to $3.3 million, or 26% of revenue, in the fourth quarter of fiscal 2020, as compared to SG&A of $3.1 million, or 26% of revenue, in the same prior year quarter. The increase in SG&A is related to the Company’s continued investments in sales and marketing.

The Company reported operating income of $0.7 million in the fourth quarter of 2020, compared to operating income of $0.6 million in the fourth quarter of 2019. The Company recorded a $1.7 million income tax benefit as a result of the release of the valuation allowance on the basis of the Company's reassessment of the recoverability of its deferred tax assets. Sharps recorded net income of $2.2 million, or $0.13 per basic and diluted share, in the fourth quarter of fiscal 2020, as compared to net income of $0.5 million, or $0.03 per basic and diluted share in the fourth quarter of fiscal 2019. Sharps recorded EBITDA of $1.0 million in the fourth quarter of fiscal 2020, consistent with EBITDA in the fourth quarter of fiscal 2019. (See Reconciliation of Net Income to EBITDA in the supplemental table included at the end of this release).

David P. Tusa, President and Chief Executive Officer of Sharps, stated, “Despite what remains a challenging environment as the U.S. continues to contend with the public health and economic impacts associated with COVID-19, Sharps delivered a solid fourth quarter performance, with moderate revenue growth and improved margins while also achieving improved operating income and EBITDA. Customer billings increased 6% and we saw growth across all three of our key solutions: mailback, route-based, and unused medications. In these unprecedented times, we have remained focused on maintaining our ability to deliver, without interruption, our cost effective, comprehensive medical waste management services to the small to medium quantity generators who make up the vast majority of our customer base.”

Tusa continued, “World events have contributed to our view that we have a number of significant growth opportunities in many of our markets served. Accordingly, we are investing in the business to take full advantage of the opportunities and to be part of the solution to solve the current pandemic. For example, we have previously and continue to significantly increase manufacturing of our medical waste mailback inventory to be able to meet the anticipated strong demand. Additionally, we have brought our new autoclave online at our Texas facility, which expands our medical waste processing capacity from 10 million to 18 million pounds. We expect an additional autoclave at our Pennsylvania facility to be complete by October 2020. This will further increase our waste processing capacity to 27 million pounds annually, essentially tripling capacity. Finally, we continue to invest in our route-based business which now serves 32 states, addressing 70% of the population. In addition to facilitating our ability to service larger route-based prospects, the route-based business was critical to the near doubling of customer billings in the Assisted Living market for the June 2020 quarter.

“Looking forward, we have been very pleased to see a rebound in the July and August route-based business which is trending to September 2020 quarterly billings of an estimated $2.8 to $2.9 million. Additionally, while the number of MedSafe liners returned for processing dipped in the June 2020 quarter, they have returned to or exceeded pre-COVID-19 levels in July and August.”

Fourth Quarter Review

Retail market billings increased 54% to $5.4 million in the fourth quarter of fiscal 2020 as compared to $3.5 million in the same prior year period. The increase in retail billings is primarily due to increased flu shot related orders of $1.5 million and increased unused medication billings of $0.4 million including both MedSafe and TakeAway Medication Recovery System envelopes.

Professional market billings decreased 17% to $3.3 million in the fourth quarter of fiscal 2020 compared to $3.9 million in the prior year period. The decrease in this market, which is comprised of physicians, clinics, dentists, surgery centers, labs, veterinarians and other healthcare providers, was primarily related to state mandated closures associated with the COVID-19 pandemic that temporarily closed some of our dental, physician and other customer facilities. Most of the affected customers have since re-opened.
Assisted Living billings increased 96% to $1.3 million in the fourth quarter of fiscal 2020 compared to $0.6 million in the prior year period, related primarily to increased COVID-19 related waste management and ancillary supplies. Although the inside and online sales channel primarily targets the professional and government markets, billings for the inside and online sales channel increased 6% to $2.3 million in the fourth quarter of fiscal 2020 as compared to $2.2 million in the same prior year period primarily due to increases in route based pickup services to the assisted living market.

Pharmaceutical Manufacturer billings decreased 59% to $0.6 million in the fourth quarter of fiscal 2020 compared to $1.5 million in the fourth quarter of fiscal 2019, related to the timing of inventory builds for patient support programs.

Full Year Fiscal 2020 Results

Sharps recorded revenue of $51.1 million in fiscal 2020, an increase of 15% compared to revenue of $44.3 million in fiscal 2019. Customer billings increased 18% to $53.0 million for fiscal 2020. Retail billings increased 40% to $16.0 million as compared to $11.5 million in the full year fiscal 2019, due primarily to an increase in billings for flu shot related orders of $2.2 million as well as from unused medication solutions of $2.0 million including MedSafe and TakeAway Medication Recovery System envelopes. Home Health Care billings increased 27% to $9.9 million for the full year fiscal 2020 compared to $7.8 million in 2019. In fiscal 2020, Pharmaceutical Manufacturer billings increased 12% to $4.7 million as compared to $4.1 million in fiscal 2019. Professional billings increased 4% to $15.6 million in fiscal 2020 as compared to $15.1 million in the prior year.

Gross margin increased slightly to 31% for fiscal 2020 as compared to 30% in fiscal 2019. SG&A expense increased 17% to $14.0 million compared to $12.0 million in fiscal 2019, related to the Company’s continued investments in sales and marketing, but was consistent with the prior year as a percentage of sales at 27%. The Company recorded operating income of $0.9 million in fiscal 2020 as compared to operating income of $0.4 million in fiscal 2019. The Company recorded a $1.7 million income tax benefit as a result of the release of valuation allowance on the basis of the Company's reassessment of the recoverability of its deferred tax assets.

Net income for full year fiscal 2020 was $2.3 million, or $0.14 per basic and diluted share compared to net income of $0.2 million or $0.01 per basic and diluted share for full year fiscal 2019.

Sharps recorded improved EBITDA of $2.4 million in fiscal 2020, as compared to EBITDA of $2.1 million in fiscal 2019. (See Reconciliation of Net Income to EBITDA in the supplemental table included at the end of this release).

Financial Flexibility and a Strong Balance Sheet

Cash was $5.4 million at June 30, 2020, compared to cash of $4.5 million at June 30, 2019. The Company had working capital of $11.1 million at June 30, 2020 compared to working capital of $10.6 million at June 30, 2019. The Company's property, plant and equipment increased $3.3 million from June 30, 2019 to June 30, 2020, primarily due to the expansion at the Company's treatment facility in Texas. The Company's long-term debt increased $3.7 million from June 30, 2019 to June 30, 2020, due to borrowings under its Construction and Term Loan which is financing a portion off the Company's expansion of its treatment facility in Texas and proceeds from a Paycheck Protection Program loan.

Mr. Tusa concluded, “This is a very exciting time for our Company as we believe we are playing a valuable role in addressing and helping to solve concerns surrounding the current pandemic. Whether it be supporting an expected significant increase in seasonal flu immunizations, facilitating the proper collection, transportation and treatment of syringes utilized in the administration of the potential COVID-19 vaccine, or supporting the pick-up and processing of the significantly increased volumes of healthcare waste from the long-term care industry, we are well positioned to take advantage of these growth opportunities.
“From our vantage point today, we believe that revenues could be favorably impacted over the next year and beyond by what experts are indicating could be continued strong flu immunization seasons and multi-shot COVID-19 immunization efforts. We continue to invest in our business as we further establish Sharps as a comprehensive provider of medical, pharmaceutical and hazardous waste management solutions to the small to medium quantity generator market in the United States.”

Fourth Quarter Fiscal Year 2020 Webcast and Conference Call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782. International callers may access the call by dialing (201) 689-8567. The webcast can be monitored at www.sharpsinc.com.

A telephonic replay will be available through September 18, 2020. To listen to the replay, domestic callers should dial (877) 481-4010 and international callers should dial (919) 882-2331 and enter replay ID number 36454. Transcript will also be posted to the Sharps website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, surgery centers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company also offers its route-based pick-up service in a thirty-two (32) state region of the South, Southeast, Midwest and Northeast portions of the United States. Sharps also provides two simple solutions for safe and easy disposal of unused medications: MedSafe collection receptacles and TakeAway Medication Recovery System Envelopes.

More information on the Company and its products can be found on its website at: www.sharpsinc.com.

Safe Harbor Statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

Non-GAAP Measures

This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information and EBITDA. The Company believes this information is useful to investors and other interested parties. EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com
FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended			Year Ended
	June 30,			June 30,
	2020	2019	% Change	2020	2019	% Change

Revenue	$12,568	$12,174	3.2%	$51,146	$44,312	15.4%

Cost of revenue	8,385	8,282	1.2%	35,384	31,042	14.0%
Gross profit	4,183	3,892	7.5%	15,762	13,270	18.8%
Gross margin	33.3%	32.0%		30.8%	29.9%
SG&A expense	3,328	3,117	6.8%	14,046	12,003	17.0%
Depreciation and amortization	204	207		806	820

Operating Income	651	568		910	447
Operating margin	5.2%	4.7%		1.8%	1.0%

Interest income	1	6		14	24
Interest expense	(46)	(19)		(127)	(87)
Loss associated with derivative instrument	(113)	—		(113)	—
Total other expense	(158)	(13)		(226)	(63)

Income before income tax expense	493	555		684	384
Income tax expense (benefit)	(1,673)	65		(1,582)	170
Net Income	$2,166	$490		$2,266	$214

Net Income Per Share
Basic and diluted	$0.13	$0.03		$0.14	$0.01

Weighted Average Shares Outstanding
Basic	16,365	16,141		16,249	16,116
Diluted	16,791	16,150		16,431	16,123

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	June 30,	June 30,
	2020	2019

ASSETS:
Current assets:
Cash	$5,416	$4,512
Accounts receivable, net	11,789	9,289
Inventory	5,638	3,770
Contract asset	156	260
Prepaid and other current assets	1,287	922
Total current assets	24,286	18,753
Property, plant and equipment, net	9,127	5,867
Operating lease right of use asset	8,747	—
Inventory, net of current portion	1,064	1,046
Other assets	154	443
Goodwill	6,735	6,735
Intangible assets, net	2,771	3,196
Deferred tax asset	1,252	—
Total assets	$54,136	$36,040

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$3,291	$2,946
Accrued liabilities	2,833	2,213
Operating lease liability	2,192	—
Current maturities of long-term debt	1,658	517
Contract liability	3,262	2,502
Total current liabilities	13,236	8,178
Contract liability, net of current portion	705	503
Operating lease liability, net of current portion	6,671	—
Other liabilities	441	42
Deferred tax liability	—	243
Long-term debt, net of current portion	3,505	948
Total liabilities	24,558	9,914
Stockholders’ equity	29,578	26,126
Total liabilities and stockholders' equity	$54,136	$36,040

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(Unaudited)

	Three-Months Ended June 30,
	2020	% Total	2019	$ Change	%
BILLINGS BY MARKET:
Retail	$5,359	39.6%	$3,479	$1,880	54.0%
Professional	3,252	24.0%	3,912	(660)	(16.9)%
Home Health Care	2,352	17.4%	2,072	280	13.5%
Pharmaceutical Manufacturer	593	4.4%	1,462	(869)	(59.4)%
Assisted Living	1,261	9.3%	645	616	95.5%
Government	468	3.5%	760	(292)	(38.4)%
Environmental	124	0.9%	84	40	47.6%
Other	124	0.9%	301	(177)	(58.8)%
Subtotal	13,533	100.0%	12,715	818	6.4%
GAAP Adjustment *	(965)		(541)	(424)
Revenue Reported	$12,568		$12,174	$394	3.2%

	Year Ended June 30,
	2020	% Total	2019	$ Change	%
BILLINGS BY MARKET:
Retail	$16,033	30.2%	$11,481	$4,552	39.6%
Professional	15,637	29.5%	15,071	566	3.8%
Home Health Care	9,938	18.7%	7,800	2,138	27.4%
Pharmaceutical Manufacturer	4,661	8.8%	4,146	515	12.4%
Assisted Living	3,324	6.3%	2,542	782	30.8%
Government	2,292	4.3%	2,468	(176)	(7.1)%
Environmental	247	0.5%	290	(43)	(14.8)%
Other	876	1.7%	1,175	(299)	(25.4)%
Subtotal	53,008	100.0%	44,973	8,035	17.9%
GAAP Adjustment*	(1,862)		(661)	(1,201)
Revenue Reported	$51,146		$44,312	$6,834	15.4%

*Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped or services rendered during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales, (ii) recognition of certain revenue associated with product returned for treatment and destruction and (iii) provisions for certain product returns and discounts to customers which are accounted for as reductions in sales in the same period the related sales are recorded.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Solution Information
(in thousands)
(Unaudited)

	Three-Months Ended June 30,
	2020	% Total	2019	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$7,160	52.9%	$6,819	$341	5.0%
Route-Based Pickup	2,628	19.4%	2,564	64	2.5%
Unused Medications	2,348	17.4%	2,242	106	4.7%
Third Party Treatment	124	0.9%	84	40	47.6%
Other	1,273	9.4%	1,006	267	26.5%
Total Billings By Solution	$13,533	100.0%	$12,715	$818	6.4%

	Year Ended June 30,
	2020	% Total	2019	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$28,440	53.7%	$25,162	$3,278	13.0%
Route-Based Pickup	10,390	19.6%	9,029	1,361	15.1%
Unused Medications	9,163	17.3%	6,936	2,227	32.1%
Third Party Treatment	247	0.5%	290	(43)	(14.8)%
Other	4,768	8.9%	3,556	1,212	34.1%
Total Billings By Solution	$53,008	100.0%	$44,973	$8,035	17.9%

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(in thousands)
(Unaudited)

	Three-Months Ended June 30,
	2020	% Total	2019	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$7,658	56.6%	$6,725	$933	13.9%
Distributors	3,552	26.2%	3,788	(236)	(6.2)%
Inside and Online Sales	2,323	17.2%	2,202	121	5.5%
Total Billings By Channel	$13,533	100.0%	$12,715	$818	6.4%

	Year Ended June 30,
	2020	% Total	2019	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$29,163	55.0%	$23,288	$5,875	25.2%
Distributors	14,165	26.7%	13,225	940	7.1%
Inside and Online Sales	9,680	18.3%	8,460	1,220	14.4%
Total Billings By Channel	$53,008	100.0%	$44,973	$8,035	17.9%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Income to EBITDA*
(in thousands)
(Unaudited)

	Three-Months Ended		Year Ended
	June 30,		June 30,
	2020	2019	2020	2019

Net Income	$2,166	$490	$2,266	$214

Income tax expense (benefit)	(1,673)	65	(1,582)	170
Interest expense, net	45	13	113	63
Depreciation and amortization	415	430	1,606	1,663

EBITDA	$953	$998	$2,403	$2,110

*The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income, plus income tax expense (benefit), net interest expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.